Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, March 5, 2009
4:00 P.M. CST
NEWSPAPER PUBLISHER A. H. BELO CORPORATION’S BOARD ANNOUNCES APPOINTMENTS
     DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) said today that its Board of Directors has appointed John P. Puerner as Lead Director and Chair of the Nominating and Corporate Governance Committee. Puerner has served on A. H. Belo’s Board since May 2008 and formerly was publisher, president and Chief Executive Officer of the Los Angeles Times and a corporate officer of Tribune Company. J. McDonald Williams, who served in these roles since the Company’s spin-off from Belo Corp. in February 2008, becomes chair of the Audit Committee replacing Louis E. Caldera. Caldera resigned as an AHC director in January when he was appointed by President Barack Obama to be Assistant to the President and Director of the White House Military Office.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com.
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AHC Board Announces Appointments
March 5, 2009
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A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.